UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 6, 2010 (June 30, 2010)
DSW Inc.
(Exact name of registrant as specified in its charter)

Ohio	001-32545	31-0746639

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 DSW Drive, Columbus, Ohio	43219

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (614) 237-7100
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On June 30, 2010, DSW Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) among the Company and DSW Shoe Warehouse, Inc. as borrowers, the Company’s subsidiaries as guarantors, the lenders party thereto, and PNC Bank, National Association as administrative agent for the lenders (the “Agent”) and certain other parties as agents. The Credit Agreement replaces the Company’s loan and security agreement, dated July 5, 2005, among the Company and DSW Shoe Warehouse, Inc. as borrowers and National City Business Credit, Inc. as administrative agent and collateral agent for the revolving credit lenders party thereto, which agreement was terminated in connection with entering the Credit Agreement.
The Credit Agreement provides for a revolving credit facility not to exceed $100 million, which may be increased by up to $75 million upon the Company’s request and approval by increasing lenders and subject to customary conditions. The Credit Agreement provides for swing loans of up to $10 million and the issuance of letters of credit up to $50 million. The credit facility is secured by a lien on substantially all of the personal property assets of the Company and its subsidiaries with certain exclusions and will be used to provide funds for general corporate purposes, to refinance existing letters of credit outstanding under the Company’s previous credit arrangement, to provide for the ongoing working capital requirements of the Company, and to make permitted acquisitions.
Revolving credit loans bear interest under the Credit Agreement at the Company’s option under: (A) a base rate option at a rate per annum equal to the highest of (i) the Federal Funds Open Rate (as defined in the Credit Agreement), plus 0.5%, (ii) the Agent’s prime rate, and (iii) the Daily LIBOR Rate (as defined in the Credit Agreement) plus 1.0%, plus in each instance an applicable margin based upon the Company’s revolving credit availability; or (B) a LIBOR option at rates equal to the one, two, three, or six month LIBOR rates, plus an applicable margin based upon the Company’s revolving credit availability. Additional rates described in the Credit Agreement would apply to future foreign borrowers. Swing loans bear interest under the base rate option. The Company’s right to obtain advances under the credit facility is limited by a borrowing base.
The Credit Agreement matures on June 30, 2014, and requires compliance with conditions precedent that must be satisfied prior to any borrowing as well as ongoing compliance with certain affirmative and negative covenants. The affirmative covenants include, but are not limited to: (i) maintenance of existence; (ii) prompt discharge of certain liabilities; (iii) maintenance of properties and insurance; (iv) books and records and inspection; (v) compliance with laws; and (vi) covenants with respect to cash management.

The negative covenants of the Credit Agreement include, but are not limited to, restrictions on the ability of the Company and its subsidiaries: (i) to incur indebtedness in excess of certain amounts; (ii) to incur liens on properties except as otherwise permitted; (iii) to make loans, advances, guarantees or investments in excess of certain amounts except as otherwise permitted; (iv) to pay dividends or other distributions except as otherwise permitted; (v) to make capital expenditures in excess of $75 million; or (vi) to merge, liquidate, dissolve, dispose of assets or make acquisitions or engage in other transactions in certain circumstances except as otherwise permitted. After the occurrence of a Trigger Event Election, a Fixed Charge Coverage Ratio may not be less than 1.1 to 1.0 (as such terms are defined in the Credit Agreement). The Credit Agreement also contains various information and reporting requirements, and provides for various customary fees to be paid by the Company.
The Credit Agreement contains customary events of default, including without limitation events of default based on payment obligations, material inaccuracies of representations and warranties, covenant defaults, insolvency proceedings, monetary judgments, change in control, material ERISA events, and defaults under certain other obligations. An event of default may cause the applicable interest rate and fees to increase by 2.0% per annum.
The foregoing is intended only to be a summary of the Credit Agreement and is qualified in its entirety by the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1
Credit Agreement, dated June 30, 2010, among DSW Inc. and DSW Shoe Warehouse, Inc. as borrowers, the guarantors party thereto, the lenders party thereto, and PNC Bank, National Association as administrative agent for the lenders, and certain other parties as agents.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSW Inc.
Date: July 6, 2010	By:	/s/ William L. Jordan
William L. Jordan
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1
Credit Agreement, dated June 30, 2010, among DSW Inc. and DSW Shoe Warehouse, Inc. as borrowers, the guarantors party thereto, the lenders party thereto, and PNC Bank, National Association as administrative agent for the lenders, and certain other parties as agents.

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